EXHIBIT 10.50

Jack Henry & Associates, Inc.
Non-Employee Director Deferred Compensation Plan

Effective September 1, 2014

Jack Henry & Associates, Inc. Non-Employee Director Deferred Compensation Plan

ARTICLE I
Establishment and Purpose	1
1.1 Establishment	1
1.2 Purpose	1
1.3 ERISA and Unfunded Plan	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	5
3.1 Eligibility and Participation	5
3.2 Duration	5

ARTICLE IV
Deferrals	5
4.1 Deferral Elections, Generally	5
4.2 Timing Requirements for Compensation Deferral Agreements	6
4.3 Allocation of Deferrals	7
4.4 Deductions from Pay	7
4.5 Vesting	7
4.6 Cancellation of Compensation Deferral Agreement	8

ARTICLE V
Benefits	8
5.1 Benefits, Generally	8
5.2 Form of Payment	9
5.3 Acceleration of or Delay in Payments	10

ARTICLE VI
Modifications to Payment Schedules	11
6.1 Participant's Right to Modify	11
6.2 Time of Election	11
6.3 Date of Payment under Modified Payment Schedule	11
6.4 Effective Date	11
6.5 Effect on Accounts	11

ARTICLE VII
Valuation of Account Balances; Investments	11
7.1 Valuation	11

7.2 Earnings Credit	11
7.3 Investment Options	11
7.4 Investment Allocations	12
7.5 Unallocated Deferrals and Accounts	12
7.6 Diversification	12
7.7 Effect on Installment Payments	12

ARTICLE VIII
Administration	12
8.1 Plan Administration	12
8.2 Administration Upon Change in Control	13
8.3 Withholding	13
8.4 Indemnification	13
8.5 Delegation of Authority	13
8.6 Binding Decisions or Actions	14

ARTICLE IX
Amendment and Termination	14
9.1 Amendment and Termination	14
9.2 Amendments	14
9.3 Termination	14
9.4 Accounts Taxable Under Code Section 409A	14

ARTICLE X
Informal Funding	15
10.1 General Assets	15
10.2 Rabbi Trust	15

ARTICLE XI
Claims	15
11.1 Filing a Claim	15

ARTICLE XII
General Provisions	16
12.1 Assignment	16
12.2 No Legal or Equitable Rights or Interest	16
12.3 Notice	16
12.4 Headings	16
12.5 Invalid or Unenforceable Provisions	16
12.6 Lost Participants or Beneficiaries	17
12.7 Facility of Payment to a Minor	17
12.8 Governing Law	17

Jack Henry & Associates, Inc. Non-Employee Director Deferred Compensation Plan

ARTICLE I
Establishment and Purpose

1.1
Establishment. Jack Henry & Associates, Inc. (the "Company") hereby establishes the Jack Henry & Associates, Inc. Non-Employee Director Deferred Compensation Plan (the "Plan"), effective September 1, 2014.

1.2
Purpose. The purpose of the Plan is to attract and retain non-employee directors of the Company by providing Participants with an opportunity to defer receipt of all or a portion of their directors' fees and other specified compensation. The Plan is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

1.3
ERISA and Unfunded Plan. The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and, because the Plan does not provide any benefits to employees of the Company or employees of its Affiliates, is not subject to ERISA. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company's creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions
Account. Account means a bookkeeping account maintained by the Company to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Company may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Company, as the context requires.

Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's spouse, if living, otherwise the Participant's

estate, shall be the Beneficiary if: (i)    the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

Board. Board means the Board of Directors of the Company.

Business Day. Business Day means each day on which the Nasdaq Stock Market is open for business.

Change in Control. Change in Control means, with respect to the Company, any of the following events: (i) a "Change in the Ownership of the Company", (ii) a "Change in the Effective Control of the Company", or (iii) a "Change in the Ownership of a Substantial Portion of the Assets of the Company".

For purposes of this definition:

(1)    A "Change in the Ownership of the Company" occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(2)     A "Change in the Effective Control of the Company" occurs on the date on which either: (a) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (b) a majority of the members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors before the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company.

(3)    A "Change in the Ownership of a Substantial Portion of the Assets of the Company" occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

Committee. Committee means the Compensation Committee of the Board.

Company. Company means Jack Henry & Associates, Inc., a Delaware company.

Compensation. Compensation means a Participant's remuneration from the Company for Participant’s services as an Eligible Director. As specified in Participant’s deferral election, Compensation may include any or all of a Participant’s cash remuneration or equity remuneration from the Company. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. A Compensation Deferral Agreement may also specify the investment allocation described in Section 7.4.

Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 5.1 of the Plan.

Deferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

Effective Date. Effective Date means September 1, 2014, provided, however, deferral elections made in accordance with Article IV may be submitted to the Company before the Effective Date.

Eligible Director. Eligible Director means a current or former non-employee director on the Board.

ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of the Company, all of which is paid after the last day of such fiscal year or years.

Participant. Participant means an Eligible Director who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.

Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

Plan. Generally, the term Plan means the "Jack Henry & Associates, Inc., Inc. Non-Employee Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

Plan Year. Plan Year means January 1 to December 31 except that the initial Plan Year begins on the Effective Date and ends on December 31, 2014.

Separation from Service. Separation from Service means an Eligible Director's cessation from service on the Board. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Specified Date Account. Specified Date Account means an Account established by the Company to record the amounts payable at a future date as specified in the Participant's Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than three Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an "In-Service Account" or such other name as established by the Committee without affecting the meaning thereof.

Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 5.1(c).

Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

Termination Account. Termination Account means an Account established by the Company to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals shall be allocated to a Termination Account on behalf of the Participant.

Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

Valuation Date. Valuation Date means each Business Day.
ARTICLE III
Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Director becomes a Participant upon the receipt of notification from the Committee of his or her eligibility to participate in the Plan.

3.2
Duration. A Participant shall be eligible to defer Compensation subject to the terms of the Plan, for as long as such Participant remains an Eligible Director. A Participant who is no longer an Eligible Director due to a Separation from Service may not make a new deferral of Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV
Deferrals

4.1	Deferral Elections, Generally.

(a)
A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Company and in the manner specified by the Company, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Company may modify any Compensation Deferral Agreement before the date the election becomes irrevocable under the rules of Section 4.2.

(b)
The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 5.2.

4.2    Timing Requirements for Compensation Deferral Agreements.

(a)
First Year of Eligibility. In the case of the first year in which an Eligible Director becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year before the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of 11:59 p.m. on December 31 of the year immediately preceding the year in which such Compensation is to be earned.

(c)
Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement before the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation

Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(d)
Short-Term Deferrals. Compensation that meets the definition of a "short-term deferral" described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VI, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(e)
Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)
"Evergreen" Deferral Elections. The Company, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such "evergreen" Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Termination Account. The Company may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts.).

4.4
Deductions from Pay. The Company has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times.

4.6
Cancellation of Compensation Deferral Agreement. The Company may cancel a Participant's Compensation Deferral Agreement: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

ARTICLE V
Benefits

5.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)
Termination Benefit. Upon the Participant's Separation from Service, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the Termination Account and (i) if the Termination Account is payable in a lump sum, the unpaid balances of any Specified Date Accounts, or (ii) if the Termination Account is payable in installments, the portion of any Specified Date Accounts with respect to which payments have not yet commenced. If the Termination Benefit is to be paid in a lump sum, the Termination Benefit payment is to be made within the 90‑day period following the Participant's Separation from Service and the amount of the Termination Benefit shall be based on the value of the Participant's Account(s) as of the end of the Business Day immediately preceding the date the payment is to be made. If the Termination Benefit is to be paid in installments, the payments will be determined in accordance with Section 5.2(f).

(b)
Death and Disability Benefit. Upon the Participant's Separation from Service on account of Death or Disability, he or she shall be entitled to a Death or Disability Benefit, as the case may be. The Death or Disability Benefit shall be equal to the Termination Account and all remaining amounts credited to the Participant's Specified Date Account(s) based on the value of such Account(s) as of the end of the Business Day immediately preceding the date the benefit is to be paid. The benefit paid under this paragraph shall be payable in a lump sum within 90 days after the effective date of the Participant's Separation from Service except that, for any Participant who is a Specified Employee, payment of the benefit will be made in a lump sum in the seventh month following the month in which Separation from Service occurs.

(c)
Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the Specified Date Account, based on the value of that Account as of the end of the Business Day immediately preceding the date on which the payment is to be made or payments are to commence. Payment of the Specified Date Benefit will be made or begin in the month following the designated month. Notwithstanding the designated benefit commencement date for a Specified Date Benefit and unless such benefit is paid earlier, all Specified Date Accounts will be paid within the 90‑day period following a Participant's Separation from Service.

(d)
Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Termination Account until depleted and then from the Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

5.2    Form of Payment.

(a)
Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two to five years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the

Termination Account, with the balance paid in substantially equal annual installments over a period of [two] to [five] years, as elected by the Participant.

(b)	Death and Disability Benefit. A Participant who is entitled to receive a Death Benefit or Disability Benefit shall receive payment of such benefit in a single lump sum.

(c)
Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of [two] to [five] years, as elected by the Participant. Notwithstanding the designated benefit commencement date for a Specified Date Benefit, all Specified Date Accounts will be paid upon a Participant's Separation from Service for any other reason other than Retirement if such Separation from Service occurs before the Specified Date(s) the Specified Date Account(s) would otherwise have been paid.

(d)
Change in Control. A Participant will receive his or her Termination Benefit in a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within 24 months following a Change in Control.

A Participant or Beneficiary receiving installment payments when a Change in Control occurs, will receive the remaining account balance in a single lump sum within 90 days following the Change in Control.

(e)
Small Account Balances. The Company shall pay the value of the Participant's Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan.

Notwithstanding any Participant election or other provisions of the Plan, a Participant's Accounts will be paid in a single lump sum if, upon the commencement of his or her Retirement, Termination, Death or Disability Benefit, the combined value of his or her Accounts is not greater than $25,000.

(f)
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article V, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

5.3
Acceleration of or Delay in Payments. The Company, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Company may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VI
Modifications to Payment Schedules

6.1
Participant's Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VI.

6.2
Time of Election. The date on which a modification election is submitted to the Company must be at least 12 months before the date on which payment is scheduled to commence under the Payment Schedule in effect before the modification.

6.3
Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

6.4	Effective Date. A modification election submitted in accordance with this Article VI is irrevocable upon receipt by the Company and becomes effective 12 months after such date.

6.5
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Termination Account at the times determined by the Company. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2
Earnings Credit. With respect to all deferrals of cash Compensation (i.e., not equity) each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII ("investment allocation").

7.3
Investment Options. Investment options for all Accounts with deferred cash Compensation (i.e., not equity) will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period before the effective date of such change.

7.4
Investment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Company. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Company, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Company. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Company, the next Business Day, and shall be applied prospectively.

7.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Company.

ARTICLE VIII
Administration

8.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

8.2
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately before such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) before the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.
The Company shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Committee's duties hereunder, except with respect to matters resulting from the Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

8.3
Withholding. To the extent required by law and if at all, the Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.4
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

8.5
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX
Amendment and Termination

9.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX.

9.2
Amendments. The Company, by action taken by its Board, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made before the date of any such amendment or restatement without the consent of the Participant. The Board may delegate to the Committee the authority to amend the Plan without the consent of the Board for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee's interpretation of the document; and (iv) making such other amendments as the Board may authorize.

9.3
Termination. The Company, by action taken by its Board, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If the Company terminates the Plan, the benefits of affected Employees shall be paid at the time provided in Article V.

9.4
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Code Section 409A, any such provision shall be void and have no effect and may be amended by the Company without the consent of the Participant, for the purpose of Code Section 409A compliance. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, and regulatory interpretations or announcements with respect to Code Section 409A. The Company shall have the authority to void any Participant election hereunder if necessary to maintain the Plan in compliance with Code Section 409A and, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.
ARTICLE X
Informal Funding

10.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

10.2
Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XI
Claims

11.1
Filing a Claim. Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information (a "Claimant"), under the Plan, shall present the request in writing to the Committee, which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state the following:

(a)	The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(b)	A description of any additional material or information required and an explanation of why it is necessary; and

(c)	An explanation of the Plan's review procedure.

The initial notice of denial shall normally be given within 90 days after receipt of the claim. If special circumstances require an extension of time, the Claimant shall be so notified and the time limit shall be 180 days. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Claimant. The original decision shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be so notified and the time limit shall be extended to 120 days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE XII
General Provisions

12.1
Assignment. Except with respect to a Permitted Transferee, no interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, (i) the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) and (ii) pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Accounts to be paid to certain persons or entities related to a Participant, including members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions (a “Permitted Transferee”). Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer or payment is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

12.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. The Company make no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

JACK HENRY & ASSOCIATES, INC.
ATTN: CHIEF FINANCIAL OFFICER
663 W HIGHWAY 60
MONETT, MO 65708
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.4	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.5
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.6
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.7
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.8	Governing Law. The laws of the State of Missouri shall govern the construction and administration of the Plan.
IN WITNESS WHEREOF, the undersigned executed this Plan as of the 25th day of August, 2014, to be effective as of the Effective Date.
JACK HENRY & ASSOCIATES, INC.

By:	Kevin D. Williams	(Print Name)
Its:	CFO	(Title)

	/s/ Kevin D. Williams		(Signature)